ENVIRONMENT/ONE CORPORATION

                        1996 INCENTIVE COMPENSATION PLAN

         1. Preamble. Effective as of May 1, 1991, the Board of Directors of Environment One Corporation adopted the Environment One Corporation Amended and Restated Stock Option Plan ("1991 Plan"). The 1991 Plan provided for the granting of stock options to directors, officers and other key employees of the Company.

         This document sets forth the terms of the Environment One Corporation 1996 Incentive Compensation Plan ("1996 Plan"), which shall become effective as of January 1, 1996, contingent upon the approval of the 1996 Plan by the shareholders of Environment One Corporation. Options and other rights granted prior to January 1, 1996 pursuant to the 1991 Plan shall remain subject to the terms of the 1991 Plan and any implementing agreements. Options and other rights described in this 1996 Plan document shall be granted after December 31, 1995 only in accordance with the terms of this 1996 Plan document.

         2. Purpose. The purpose of the 1996 Plan is to promote the interests of the Company by providing current and future directors, officers and key employees with an equity or equity-based interest in the Company, so that the interests of such individuals will be closely associated with the interests of shareholders by reinforcing the relationship between shareholder gains and individual compensation. Pursuant to this 1996 Plan, eligible individuals may receive (a) Incentive Stock Options, (b) Non-Statutory Stock Options, (c) Stock Appreciation Rights, and/or (d) Restricted Stock Awards.

         3. Eligibility. Directors, officers and key employees of the Company or its Subsidiaries shall be eligible to participate in the 1996 Plan. Participants shall be selected by the Committee based upon such factors as the eligible individual's past and potential contributions to the success, profitability, and growth of the Company.

         4. Definitions. As used in this 1996 Plan,

                  (a) "Board of Directors" shall mean the Board of Directors of the Company.

                  (b) "Committee" shall mean the committee appointed by the Board of Directors to administer the 1996 Plan in accordance with Paragraph 15.

                  (c) "Common Stock" shall mean the Common Stock, par value $0.10 per share, of the Company.

                  (d) "Company " shall mean Environment One Corporation.

                  (e) "Disinterested Director" shall mean a member of the Board of Directors who has not, at any time within one year prior to the member's participating in the administration of the 1996 Plan, received stock, stock options, stock appreciation rights or any other equity security of the Company pursuant to the 1996 Plan or any other plan of the Company or its affiliates.

                  (f) "Eligible Individuals" shall mean persons described in Paragraph 3; provided that only employees of the Company shall be eligible for grants of Incentive Stock Options.

                  (g) "Incentive Stock Option" shall mean the right granted to an Eligible Individual to purchase Common Stock under this 1996 Plan, the grant, exercise and disposition of which are intended to comply with, and to be governed by, Internal Revenue Code Section 422.

                  (h) "Market Value per Share" shall mean, at any date, the fair market value per share of the shares of Common Stock, as determined in good faith by the Committee.

                  (i) "Non-Statutory Stock Option" shall mean the right granted to an Eligible Individual to purchase Common Stock under this 1996 Plan, the grant, exercise and disposition of which are not intended to be subject to the requirements and limitations of Internal Revenue Code Section 422.

                  (j) "Optionee" shall mean the Eligible Individual to whom an Option Right is granted pursuant to an agreement evidencing an outstanding Incentive Stock Option or Non-Statutory Stock Option.

                  (k) "Option Right" shall mean the right to purchase a share of Common Stock upon exercise of an outstanding Incentive Stock Option or Non-Statutory Stock Option.

                  (l) "Restricted Stock Award" shall mean an award of Common Stock to an Eligible Individual that is subject to the restrictions described in Paragraph 10 and subject to tax under Internal Revenue Code Section 83.

                  (m) "Stock Appreciation Right" or "SAR" shall mean an Eligible Individual's right to receive a payment described in Paragraph 9.

                  (n) "Subsidiary" shall mean any corporation in which (at the time of determination) the Company owns or controls, directly or indirectly, 50 percent or more of the total combined voting power of all classes of stock issued by the corporation.

         5.       Shares Available Under the 1996 Plan.

                  (a) The shares of Common Stock which may be made the subject of rights or awards granted pursuant to this 1996 Plan may be treasury shares or shares of original issue or a combination of the foregoing.

                  (b) Subject to adjustments in accordance with Paragraph 12 of this 1996 Plan, the maximum number of shares of Common Stock that may be the subject of Option Rights, Stock Appreciation Rights or Restricted Stock Awards granted pursuant to this 1996 Plan shall be 300,000 shares of Common Stock which are made available by virtue of this 1996 Plan.

         6. Grants of Option Rights Generally. The Committee may, from time to time and upon such terms and conditions as it may determine, authorize the grant of Option Rights to Eligible Individuals. Each such grant may utilize any or all of the shares of Common Stock authorized under this 1996 Plan and shall be subject to all of the limitations, contained in the following provisions:

                  (a) Each grant shall specify whether it is intended as a grant of Incentive Stock Options or Non-Statutory Stock Options.

                  (b) Each grant shall specify the number of shares of Common Stock to which it pertains.

                  (c) Successive grants may be made to the same Eligible Individual whether or not any Option Rights previously granted to such Eligible Individual remain unexercised.

                  (d) Upon exercise of an Option Right, the entire option price shall be payable (i) in cash, (ii) by the transfer to the Company by the Optionee of shares of Common Stock with a value (Market Value per Share times the number of shares) equal to the total option price, or (iii) by a combination of such methods of payment. Payment may not be made with Common Stock issued to the Optionee by the Company upon his or her prior exercise of an option under this 1996 Plan or any other option plan unless the Common Stock received upon that prior exercise shall have been held by the Optionee for at least one year.

                  (e) Each grant of Option Rights shall be evidenced by an agreement executed on behalf of the Company by any officer designated by the Committee for this purpose and delivered to and accepted by the Eligible Individual and shall contain such terms and provisions, consistent with this 1996 Plan, as the Committee may approve.

         7.       Special Rules for Grants of Incentive Stock Options.

                  (a) Each grant of Incentive Stock Options shall specify an option price per share not less than the Market Value per Share on the date the Option Right is granted; provided that, if an Incentive Stock Option is granted to any Eligible Individual who, immediately after such option is granted, is considered to own stock possessing more than ten percent (10%) of the combined voting power of all classes of stock of the Company, or any of its subsidiaries, then the option price per share shall be not less than one hundred and ten percent (110%) of the Market Value per Share on the date of the grant of the option, and such option may be exercised only within five years of the date of the grant.

                  (b) The duration of each Incentive Stock Option by its terms shall be not more than ten years from the date the option is granted as specified by the Committee.

                  (c) The Committee shall establish the time or times within the option period when the Incentive Stock Option may be exercised in whole or in such parts as may be specified from time to time by the Committee, except that Incentive Stock Options shall not be exercisable earlier than one year, nor later than 10 years, following the date the option is granted. The date of grant of each Option Right shall be the date of its authorization by the Committee.

                  (d) Except as provided in Paragraph 13, or as may be provided by the Committee at the time of grant, (i) in the event of the Optionee's termination of employment due to any cause, including death or retirement, rights to exercise Incentive Stock Options shall cease, except for those which are exercisable as of the date of termination, and (ii) rights that are exercisable as of the date of termination shall remain exercisable for a period of three months following a termination of employment for any cause other than death or disability, and for a period of one year following a termination due to death or disability. However, no Incentive Stock Option shall, in any event, be exercised after the expiration of ten years from the date such option is granted, or such earlier date as may specified in the option.

                  (e) No Incentive Stock Options shall be granted hereunder to any Optionee that would allow the aggregate fair market (determined at the time the option is granted) of the stock subject of all post-1986 incentive stock options, including the Incentive Stock Option in question, which such Optionee may exercise for the first time during any calendar year, to exceed $100,000. The term "post-1986 incentive stock options" shall mean all rights, which are intended to be "incentive stock options" under the Internal Revenue Code, granted on or after January 1, 1987 under any stock option plan of the Company or its Subsidiaries. If the Company shall ever be deemed to have a "parent," as such term is used for purposes of Section 422 of the Internal Revenue Code, then rights intended to be "incentive stock options" under the Internal Revenue Code, granted after January 1, 1987 under such parent's stock option plans, shall be included with the terms of the definition of "post-1986 incentive stock options".

         8.       Special Rules for Grants of Non-Statutory Stock Options.

                  (a) Except as provided in Paragraph 13, or as may be provided by the Committee at the time of grant, (i) in the event of the Optionee's termination of employment due to retirement, death or disability, rights to exercise Non-Statutory Stock Options that are exercisable as of the date of termination shall remain exercisable for two years following termination, (ii) in the event of the Optionee's termination of employment due to any other reason, the rights to exercise Non-Statutory Stock Options that are exercisable as of the date of termination shall remain exercisable for one year following termination, and (iii) the right to exercise Non-Statutory Stock Options that are not exercisable as of the date of termination shall be forfeited. Notwithstanding the foregoing, the Committee may, at any time, extend the time within which a Non-Statutory Stock Option may be exercised.

                  (b) The Company shall not issue stock certificates to an Optionee who exercises a Non-Statutory Stock Option, unless payment of the required lawful withholding taxes has been made to the Company by check, payroll deduction or other arrangements satisfactory to the Committee.

         9.       Stock Appreciation Rights.

                  (a) The Committee may, from time to time, authorize the grant of Stock Appreciation Rights (SARs) to Eligible Individuals. The Committee may grant SARs in "tandem" with Option Rights, independent of Option Rights, or in any combination of these forms of SARs. The Committee shall have complete discretion in determining the number of SARs granted and in determining the terms and conditions pertaining to such SARs; provided, however, that in no event shall any SAR become exercisable within the first six (6) months of its grant nor shall any SAR be granted for a term of more than ten (10) years.

                  (b) SARs granted in "tandem" with Option Rights may be exercised for all or part of the shares of Common Stock subject to the related Option Right upon the surrender of the right to exercise the equivalent portion of the related Option Right. A "tandem" SAR may be exercised only with respect to the Shares for which its related Option Right is then exercisable. Notwithstanding any other provision of this 1996 Plan to the contrary, with respect to an SAR granted in "tandem" with an Incentive Stock Option:

                           (i) the SAR will expire no later than the  expiration
of the underlying Incentive Stock Option;

                           (ii) the value of the payout with  respect to the SAR
may be for no more than one hundred percent (100%) of the difference between the option price of the underlying Incentive Stock Option and the fair market value of the shares subject to the underlying Incentive Stock Option at the time the SAR is exercised; and

                           (iii)  the SAR may be  exercised  only  when the fair
market value of the shares subject to the Incentive Stock Option exceeds the option price of the Incentive Stock Option.

                  (c) Each SAR grant shall be evidenced by a written agreement that shall contain such terms and conditions as the Committee shall determine.

                  (d) Upon exercise of an SAR, a Participant shall be entitled to receive payment from the Company in an amount determined by multiplying:

                           (i) The excess (if any) of the Market Value per Share
on the date of exercise over the Market Value per Share on the date of the SAR was granted; by

                           (ii) The  number  of  shares  of  Common  Stock  with
respect to which the SAR is exercised.

                  At the discretion of the Committee, the payment upon exercise of an SAR may be in cash, in shares of Common Stock of equivalent value, or in some combination thereof.

                  (e) Each SAR award agreement shall set forth the rights of the Participant following termination of the Participant's employment with the Company and its Subsidiaries. Such provisions shall be determined in the sole discretion of the Committee and shall be included in the award agreement entered into with Participants, and need not be uniform among all SARs issued pursuant to this 1996 Plan, and may reflect distinctions based on the reasons for termination of employment.

         10.      Restricted Stock Awards.

                  (a) Shares of Common Stock granted pursuant to a Restricted Stock Award issued under the 1996 Plan (except as otherwise provided in the 1996
Plan) shall not be sold, exchanged, transferred, assigned, pledged, hypothecated, or otherwise disposed of, for the period of time determined by the Committee in its absolute direction (the "Forfeiture Period"). Except as provided in Paragraph 13, or as may be provided by the Committee at the time of grant, if the recipient's employment with the Company or any of its Subsidiaries terminates prior to the expiration of the Forfeiture Period for any reason other than death or disability, the recipient shall, on the date employment terminates, forfeit and surrender to the Company the number of shares of Common Stock with respect to which the Forfeiture Period has not expired as of the date employment terminates. If Common Stock is forfeited, dividends paid on those shares during the Forfeiture Period may be retained by the recipient.

                  (b) Upon each grant of a Restricted Stock Award, the Committee shall fix the Forfeiture Period. Each certificate of Common Stock issued pursuant to the Restricted Stock Award shall bear a legend to reflect the Forfeiture Period until the Forfeiture Period expires. As a condition to issuance of Common Stock to an Eligible Individual, the Committee may require the Eligible Individual to enter into an agreement providing for the Forfeiture Period and such other terms and conditions that it prescribes, including, but not limited to, a provision that Common Stock issued to the Eligible Individual shall be held by an escrow agent until the Forfeiture Period lapses. The Committee also may require a written representation by the Eligible Individual that he or she is acquiring the shares for investment.

                  (c) When the Forfeiture Period with respect to shares of Common Stock lapses, a certificate for such shares shall be issued, free of any escrow; such certificate shall not bear a legend relating to the Forfeiture Period.

                  (d) Each Eligible Individual shall agree, at the time he or she receives a Restricted Stock Award and as a condition thereof, to pay or make arrangements satisfactory to the Committee regarding the payment to the Company of any federal, state or local taxes of any kind required by law to be withheld with respect to any award or with respect to the lapse of any restrictions on shares of restricted Common Stock awarded under this 1996 Plan, or the waiver of any forfeiture hereunder, and also shall agree that the Company may, to the extent permitted by law, deduct such taxes from any payments of any kind due or to become due to such recipient from the Company, sell by public or private sale, with ten days notice or such longer notice as may be required by applicable law, a sufficient number of shares of Common Stock so awarded in order to cover all or part of the amount required to be withheld, or pursue any other remedy of law or in equity. In the event that the recipient of shares of Common Stock under this 1996 Plan shall fail to pay to the Company all such federal, state and local taxes, or to make arrangements satisfactory to the Committee regarding the payment of such taxes, the shares to which such taxes relate shall be forfeited and returned to the Company.

                  (e) The Committee shall have the authority at any time to accelerate the time at which any or all or the restrictions set forth in this 1996 Plan with respect to any or all shares of restricted Common Stock awarded hereunder shall lapse.

                  (f) If an Eligible Individual dies, or terminates employment with the Company because of disability, before the expiration of a Forfeiture Period, the Forfeiture Period on any Common Stock owned by the Eligible Individual shall lapse on the date of death, or on the date that employment terminates because of disability, provided such date is not less than four years subsequent to the date of the award. If the date of death or disability is within four years of the date of the award, the Committee, in its sole discretion, can waive the Forfeiture Period as to any or all of the stock.

         11. Transferability. No Option Right shall be transferable by an Optionee other than by will or the laws of descent and distribution. Option Rights shall be exercisable during the Optionee's lifetime only by the Optionee. Other rights granted pursuant to this 1996 Plan also shall not be subject to assignment, alienation, lien, transfer, sale or exchange.

         12. Adjustments. The Committee may make or provide for such adjustments in the maximum numbers of shares of Common Stock specified in Paragraph 5 of this 1996 Plan, in the numbers of shares of Common Stock covered by other rights granted hereunder, and in the prices per share applicable under all such rights, as the Committee in its sole discretion, exercised in good faith, may determine is equitably required to prevent dilution or enlargement of the rights of Eligible Individuals that otherwise would result from any stock dividend, stock split, combination of shares, recapitalization or other change in the capital structure of the Company, merger, consolidation, spin-off, reorganization, partial or complete liquidation, issuance of rights or warrants to purchase securities, or any other transaction or event having an effect similar to any of the foregoing.

         13.      Change of Control.

                  (a) Notwithstanding any other term or provision of this 1996 Plan, in the event the employment of an Eligible Individual is terminated, for any reason other than death or disability, within one year following a "Change of Control" (as defined in (b) below):

                           (i)  all  Option  Rights   granted  to  the  Eligible
Individual under this 1996 Plan prior to the date of termination, but not exercisable as of such date, shall become exercisable automatically as of the later of the date of termination or one year after the date the Option Right was granted;

                           (ii) any Option Right that is  exercisable  as of the
date of termination, or that becomes exercisable pursuant to (i) above, shall remain exercisable until the end of the exercise period provided in the original grant of the Option Right (determined without regard to the Eligible Individual's termination of employment); and

                           (iii)  any  Forfeiture  Period  (with  respect  to  a
Restricted Stock Award) that shall be unexpired as of the date of termination shall expire automatically as of such date.

                  (b) For purposes of this 1996 Plan, a "Change of Control" shall be deemed to have occurred if:

                           (i) any  "person,"  including a "group" as determined
in accordance with the Section 13(d)(3) of the Securities Exchange Act of 1934 ("Exchange Act"), is or becomes the beneficial owner, directly or indirectly, of securities of the Company representing 30 percent or more of the combined voting power of the Company's then outstanding securities;

                           (ii) as a  result  of,  or in  connection  with,  any
tender offer or exchange offer, merger or other business combination (a "Transaction"), the persons who were directors of the Company before the Transaction shall cease to constitute a majority of the Board of Directors of the Company or any successor to the Company;

                           (iii) the  Company  is merged  or  consolidated  with
another corporation and as a result of the merger or consolidation less than 70 percent of the outstanding voting securities of the surviving or resulting corporation shall then be owned in the aggregate by the former stockholders of the Company, other than (A) affiliates within the meaning of the Exchange Act, or (B) any party to the merger or consolidation;

                           (iv) a  tender  offer or  exchange  offer is made and
consummated for the ownership of securities of the Company representing 30 percent or more of the combined voting power of the Company's then outstanding voting securities; or

                           (v) the Company  transfers  substantially  all of its
assets to another corporation which is not controlled by the Company.

         14. Fractional Shares. The Company shall not be required to issue any fractional share of Common Stock pursuant to this 1996 Plan. The Committee may provide for the elimination of fractions or for the settlement of fractions in cash.

         15.      Administration of the 1996 Plan.
                  (a) This 1996 Plan shall be administered by the Committee, which shall consist of not less than three Disinterested Directors. No right shall be granted under this 1996 Plan to any member of the Committee so long as membership continues.

                  (b) The Committee shall have the power to interpret and construe any provision of this 1996 Plan. The interpretation and construction by the Committee of any provision of this 1996 Plan or of any agreement evidencing the grant of rights hereunder, and any determination by the Committee pursuant to any provision of this 1996 Plan or of any such agreement, shall be final and binding. No member of the Committee shall be liable for any such action or determination made in good faith.

                  (c) Notwithstanding any other provision of this 1996 Plan, the Committee may impose such conditions on the exercise of any right granted hereunder (including, without limitation, the right of the Committee to limit the time of exercise to specified periods) as may be required to satisfy the requirements of Section 16 (or any successor rule) of the Securities Exchange Act of 1934, as may be amended from time to time, or any successor statute. For example, the ability of an Eligible Individual who is an "insider" to exercise SAR's for cash will be limited to the period that begins on the third business day following the date of public release of the Company's quarterly sales and earnings information, and ends on the twelfth business day following the date of public release of such information. However, if the Committee determines that the Eligible Individual is not an "insider", or if the securities laws change to permit greater freedom of exercise of SAR's, then the Committee may permit exercise at any point in time, to the extent the SAR's are otherwise exercisable under the Plan.

         16.      Amendments, Termination, Etc.

                  (a) This 1996 Plan may be amended from time to time by resolutions of the Board of Directors, provided that no such amendment shall (i) increase the maximum numbers of shares of Common Stock specified in Paragraph 5 of this 1996 Plan (except that adjustments authorized by Paragraph 12 of this 1996 Plan shall not be limited by this provision), or (ii) change the definition of "Eligible Individuals", without further approval by the stockholders of the Company.

                  (b) The Committee may, with the concurrence of the affected Optionee, cancel any agreement evidencing Option Rights granted under this 1996 Plan. In the event of such cancellation, the Committee may authorize the granting of new Option Rights (which may or may not cover the same number of shares which had been the subject of the prior agreement) in such manner, at such option price and subject to the same terms and conditions as, under this 1996 Plan, would have been applicable had the canceled Option Rights not been granted.

                  (c) In the case of any Option Right not immediately exercisable in full, the Committee in its discretion may accelerate the time at which the Option Right may be exercised, subject to the limitation described in Paragraph 7(c).

                  (d) Notwithstanding any other provision of the 1996 Plan to the contrary, (i) the 1996 Plan may be terminated at any time by resolutions of the Board of Directors, and (ii) no rights shall be granted pursuant to this 1996 Plan after December 31, 2006.